Exhibit 10.63
SECOND
AMENDMENT TO
THE
TRUIST FINANCIAL
CORPORATION 401(K)

WHEREAS, the Truist Financial Corporation Pension Plan (the “Plan”), formerly named the BB&T Corporation 401(k) Savings Plan, was originally adopted effective as of July 1, 1982;
WHEREAS, the Plan was most recently restated effective as of August 1, 2020;

WHEREAS, under Section 9.3 of the Plan, an officer who is an Executive Manager of the Company has the authority to amend the Plan if the financial impact on the Company of such amendment is below the Sarbanes Oxley materiality threshold as determined by the Company’s Chief Financial Officer (or officer with similar authority);
WHEREAS, it is desired to clarify provisions regarding the Plan’s governance, the Plan’s definition of compensation, and to reflect the merger of the Wellington Insurance Services 401(k) Plan and Trust into the Plan; and
WHEREAS, it has been determined that the financial impact on the Company of this amendment is below the Sarbanes Oxley materiality threshold.
NOW, THEREFORE, effective as of January 1, 2021 unless otherwise provided below, the Plan is hereby amended in the respects hereinafter set forth:
1.Section 5.9 is amended to add a new Section 5.9.7 to read as follows:

5.9.7    2020 Required Minimum Distributions. Notwithstanding any other provision of the Plan, a participant or beneficiary who would have been required to receive a required minimum distribution with respect to 2020 (or paid in 2021 for the 2020 calendar year for a participant with a required beginning date of April 1, 2021) but for the enactment of Section 401(a)(9)(I) of the Code (a “2020 RMD”) and who would have satisfied that requirement by receiving a distribution that is (a) equal to the 2020 RMD, or (b) one or more payments in a series of substantially equal distributions (that include the 2020 RMD) made at least annually and expected to last for the life (or life expectancy) of the participant and the participant’s designated beneficiary, or for a period of at least ten years (an “Extended 2020 RMD”), shall not receive such distribution for 2020, unless the participant or beneficiary chooses to receive such distribution. Each participant and beneficiary described in the preceding sentence shall be given the opportunity to elect to receive any distribution described in the preceding sentence.

2.A new Section 14.4.4 is added to read as follows:

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14.4.4Exhaustion of Administrative Remedies. All claimants under this Plan must exhaust the administrative remedies under the Plan's claims procedures before taking action, including but not limited to, pursuing any remedies available under ERISA Section 502(a) in any other forum.

3.A new Section 14.4.5 is added to read as follows:

14.4.5Time Limit on Legal Action. Any suit or legal action initiated by a claimant under this Plan must be brought by the claimant no later than one (1) year following a final decision on the claim under these claims procedures. The one (1)-year statute of limitations on suits shall apply in any forum where a claimant initiates such suit or legal action. If a civil action is not filed within this one (1) year period, the claimant's claim will be deemed permanently waived and abandoned, and the claimant will be precluded from reasserting it.

4.A new Section 5 is added to Exhibit C to read as follows:

5.Merger of Wellington Insurance Services 401(k) Plan and Trust. Effective as of June 3, 2021, the assets and liabilities of the Wellington Insurance Services 401(k) Plan and Trust (the “Wellington Plan”) shall be merged into the Plan. The merger shall satisfy the requirements of Section 414(l) of the Code and Section 12.3 of the plan. The assets of the Wellington Plan (the “transferred amounts”) shall be transferred to the Trustee and merged with the Plan as soon as administratively feasible on or after such date.

5.1Allocation of Transferred Amounts: The transferred amounts representing a participant’s before-tax contributions, Roth deferral contributions, matching contributions, rollover contributions and employer nonelective contributions, and earnings thereon, shall be allocated to the participant’s respective accounts in the plan or allocated to separate accounts, in the Committee’s sole discretion. The transferred amounts will be invested in the same investment funds in which they are invested under the Wellington Plan prior to the merger until the participant elects otherwise in accordance with Section 7.

5.2Eligibility: The Wellington Plan’s sponsor was purchased by the Company on December 6, 2020. Any Wellington Plan participants who were active employees of Wellington, became Company employees eligible to participate in this Plan as of January 1, 2021. Any Wellington Plan participant, who (1) is not already a participant in the Plan, and (2) has an account balance under the Wellington Plan as of the close of business on June 2, 2021, shall become a participant in the plan as of the open of business on June 3, 2021 with regard to such transferred amounts. With regard to eligibility for future contributions under the Plan, service credited under the Wellington Plan shall be taken into account, as provided in Section 1.42.

5.3Loans: Any loan outstanding under the Wellington Plan as of June 2, 2021 shall be transferred to the plan and treated as a loan under Section 4.4, subject to

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the existing repayment terms. After the transfer, transferred amounts shall be eligible for loans in accordance with Section 4.4.

5.4     Vesting: All amounts under the Wellington Plan were vested upon the merger date, so all transferred amounts shall be fully vested under the Plan.

5.5    Distributions Prior to Termination from Service: Generally, transferred amounts are subject to the pre-termination distribution provisions in Section 4.

5.6    Distributions On or After Termination from Service: Generally, transferred amounts are subject to the post-termination from service distribution provisions in Section 5.

5.7     Distribution Upon Military Service: Solely for transferred amounts under this Section 5 of Exhibit C, if the participant performs service in the uniformed services described in Code section 3401(h)(2)(A), that participant shall be treated as having severed from employment for purposes of determining whether that participant may receive a distribution of those transferred amounts. This Section 5.7 of Exhibit C shall only apply to transferred amounts. Any other account balances under the Plan shall be subject to Section 21 of the Plan.

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Executed on this 15th day of October, 2021.

TRUIST FINANCIAL CORPORATION

By: /s/ Ellen Fitzsimmons

Title: Chief Legal Officer and Head of Public Affairs

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